Exhibit 10.27

                               SUBLEASE AGREEMENT


         This Sublease Agreement ("Sublease") is made and entered into, on the 5 day of October, 2000, between ROEPNACK CORPORATION, a Florida corporation, whose address is 400 E. Atlantic Boulevard, Pompano Beach, FL 33060, hereinafter referred to as "Sublessor", and GROUP LONG DISTANCE, INC., whose address is 400
E. Atlantic Boulevard, Pompano Beach, FL 33060, hereinafter referred to as "Sublessee."

                              W I T N E S S E T H:

         WHEREAS, ROPE LAND COMPANY, as landlord, and ROEPNACK CORPORATION, as tenant, executed that certain Lease Agreement dated December 2, 1989 and amended by First Amendment to Lease dated June 3, 2000 (collectively the "Lease") covering a portion of the first floor of the building located at 400 E. Atlantic Boulevard, Pompano Beach, FL, comprising 5,100 square feet of unfurnished office space (the "Premises"), which includes the following described office space consisting of 1,280 square feet, more particularly described in the sketch attached hereto as Exhibit "A" (the "Subleased Premises");

         WHEREAS, J & B REAL ESTATE GROUP CO. is the owner of the building and is the "Landlord" under the Lease; and

         WHEREAS, a copy of the Lease and Amendment thereto are attached hereto as Exhibit "B"; and

         WHEREAS, the parties hereto have agreed that Sublessor shall sublet the Subleased Premises to Sublessee on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties hereto, the receipt and sufficiency of which consideration is hereby acknowledged and confessed by each of the parties hereto, Sublessor and Sublessee hereby agree as set forth below. All capitalized terms used herein which are not separately defined herein and which are defined in the Lease, when used herein as defined terms shall have the defined meanings ascribed to them in the Lease.

         1. SUBLEASE. Sublessor hereby subleases to Sublessee the Subleased Premises for a term beginning on October 25, 2000 (the "Commencement Date"), and ending on October 24, 2001, unless sooner terminated in accordance herewith. As long as Sublessee is not in default under the terms of the Sublease, Sublessee may extend the term of this Lease until December 31, 2002 ("option period"). Written notice to exercise its option may be given by Sublessee to Sublessor any time on or before September 1, 2001. During the option period only, notwithstanding anything contained herein to the contrary, this Sublease may be terminated by Sublessee at any time upon ninety (90) days prior written notice to Sublessor.


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         2. RENTAL. Sublessee agree to pay rent, inclusive of sales and use tax, to Sublessor as follows:

                  TERM                     Monthly Rent
                  ----                     ------------

         10/25/00 - 10/31/00            $330.60 (prorated for partial month)
         11/01/00 - 09/30/01            $1,653.00
         10/01/01 - 10/24/01            $1,322.40 (prorated for partial month)
         Option Period, if applicable:
         10/25/01  -  10/31/01          $330.60 (prorated for partial month)
         11/01/01 -  12/31/02           $1,653.00

         Monthly Rent shall be due in advance on the first day of each and every calendar month during the term hereof. Rent for any partial calendar month falling within the term shall be prorated based on the number of days within such calendar month and the portion of such calendar month falling within the Term.

         Upon execution of this Sublease, Sublessee shall pay to Sublessor the sum of $5,289.60, inclusive of sales and use tax, representing the rent for November, 2000 in the amount of $1,653.00, the partial month's rent of $330.60 for October, 2000, the last month's rent of $1,653.00 and a security deposit of $1,653.00.

         All payments of Monthly Rent and Additional Rent shall be remitted to Sublessor at 400 E. Atlantic Boulevard, Pompano Beach, FL 33060 or such other place as Sublessor may designate in writing from time to time.

         3. ADDITIONAL RENT. In addition to the Monthly Rent hereinabove provided, Sublessee shall pay as Additional Rent to Sublessor the electric charges it is required to pay under the Lease prorated based upon the square footage of the Subleased Premises which is estimated to be approximately $200.00 per month, and shall be payable in the same manner as Monthly Rent hereinabove provided.

         4. MAINTENANCE BY SUBLESSEE. During the term of this Lease, Sublessee shall provide its own cleaning services to the Subleased Premises, but shall not otherwise be obligated to make repairs to the Subleased Premises, except for such repairs that result from the negligence or intentional acts of Sublessee. Repairs shall continue to be the obligation of Sublessor.

         5. IMPROVEMENTS BY SUBLESSOR. Prior to commencement of this Sublease, Sublessor shall erect a wall where an existing door is currently located in order that the space shall be separate from the remainder of the first floor space not included as part of this Sublease. Sublessor shall be responsible for all costs involved with the construction of the wall and any permits required except that Sublessee shall pay to Sublessor the sum of $300.00 toward costs of construction of the wall.

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         6. ASSIGNMENT AND SUBLEASING. Sublessee shall not assign this Sublease nor sublet the Subleased Premises in whole or in part, and shall not permit Sublessee's interest in this Sublease to be vested in any third party by operation of law or otherwise, without prior written consent of Sublessor and landlord. If consent is once given by Sublessor to the assignment, pledge or encumbrance of this Sublease or the sub-sublease of the Premises, Sublessor shall not be barred from subsequently refusing to consent to any further assignment, pledge, encumbrance or sub-sublease. The consent by Sublessor to any sub-sublease or assignment by Sublessee shall not relieve or release Sublessee from any of its duties or liabilities under this Sublease whether past, present or future.

         7. COMPLIANCE WITH LEASE. This Sublease is subject and subordinate to the Lease, which is attached hereto as Exhibit "B." Sublessee represents that it has read and is familiar with the terms of the Lease. Except as may be inconsistent with the terms hereof, all the terms, covenants and conditions of the Lease shall be applicable to this Sublease with the same force and effect as if Sublessor were the landlord under the Lease and Sublessee were the tenant thereunder. In case of any breach hereof by Sublessee, Sublessor shall have all of the rights and remedies against Sublessee as would be available to the landlord against the tenant under the Lease if such breach were by tenant thereunder.

         Sublessee shall neither do nor permit anything to be done which would cause the Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the landlord under the Lease, and Sublessee shall indemnify and hold Sublessor harmless from and against all claims of any kind whatsoever by reason of any breach or default on the part of Sublessee by reason of which the Lease may be terminated or forfeited. Sublessor covenants and agrees with Sublessee that, upon Sublessee paying the Monthly Rent and Additional Rent reserved in this Sublease and observing and performing all of the obligations, terms and conditions of this Sublease and, as applicable, the Lease, Sublessee may peacefully and quietly enjoy the Subleased Premises during the term of the Sublease.

         8. INSURANCE. At Sublessee's sole cost and expense, Sublessee shall maintain at all times during the Term insurance with the limits and otherwise satisfying the requirements expected of Sublessor under the Lease for the Subleased Premises. Such insurance shall name Sublessee, Sublessor and landlord as additional insureds thereunder. Sublessee shall deliver to Sublessor certificates of insurance evidencing all policies and renewals thereof to be maintained by Sublessee pursuant to this Paragraph 8 not later than the Commencement Date of the Lease Term and not later than ten (10) days prior to the stated expiration date of each policy.

         9. ACCEPTANCE OF SUBLEASED PREMISES. Except as otherwise provided herein, Sublessee has accepted the Subleased Premises in their present condition, on an "as is" basis, having inspected the same and determined them to be habitable and suitable for Sublessee's intended use thereof.


                                        3
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         10. SURRENDER OF SUBLEASED PREMISES. Unless Sublessee shall have entered into a lease contract for the Subleased Premises directly with landlord then, on the date of expiration or sooner termination of this Sublease, Sublessee shall, at Sublessee's sole cost and expense, peacefully vacate and surrender the Subleased Premises to Sublessor in good order, broom clean and in the same condition as at the beginning of the term of this Sublease, reasonable use and wear thereof only excepted. Notwithstanding anything contained herein to the contrary, Sublessor agrees that Sublessee is under no obligation to remove any alterations or improvements made to the Subleased Premises by Sublessee during the term hereof provided, however, Sublessor approves such alterations or improvements, in writing, prior to construction thereof.

         11. ENTIRE AGREEMENT. All prior understandings and agreements between the parties are merged within this Sublease, which alone fully and completely sets forth the understandings of the parties, and this Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination is sought.

         12. NOTICES. Any notice or demand which either party may or must give to the other hereunder shall be in writing and delivered personally, or sent by registered or certified mail, or sent via overnight delivery by way of national commercial delivery service, to the other party at their address as shown above. Any notice given in accordance with this paragraph shall be effective when actually delivered or, if mailed, on the third business day after the date of such mailing, regardless of when such notice may actually be received. Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

         13. BROKERAGE FEES. Sublessee hereby covenants and agrees to indemnify and hold Sublessor harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorney's fees and expenses and court costs) that may be incurred or suffered by Sublessor because of any claim for any fee, commission or similar compensation with respect to this Sublease made by any broker, agent or finder claiming to have dealt with Sublessee. Sublessor hereby covenants and agrees to indemnify and hold Sublessee harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorney's fees and expenses and court costs) that may be incurred or suffered by Sublessee because of any claim for any fee, commission or similar compensation with respect to this Sublease made by any broker, agent or finder claiming to have dealt with Sublessor.

         14. ENFORCEABILITY. If any provision of this Sublease shall be invalid or unenforceable, such provision shall be severable and such invalidity or unenforceability shall not impair the validity or any other provision of this Sublease.

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         15. ATTORNEYS FEES. The non-prevailing party shall pay to the prevailing party all costs and expenses including, without limitation, court costs and reasonable attorneys' fees, incurred by the prevailing party (a) in enforcing any of the covenants and provisions of this Sublease, or (b) in any action brought by the non-prevailing party against the prevailing party, if the non-prevailing party fails to obtain a final unappealable judgment against the prevailing party.

         16. BINDING EFFECT. The covenants and agreements herein contained shall bind and inure to the benefit of Sublessor, Sublessee, and their respective successors and assigns.

         17. NO WAIVER. The receipt by Sublessor of any Rent with knowledge of the breach of any covenant of this Sublease by Sublessee shall not be deemed a waiver of such breach or any subsequent breach of this Sublease by Sublessee and no provision of this Sublease shall be deemed to have been waived by Sublessor unless such waiver be in writing signed by Sublessor.

         18. CONSENT OF LANDLORD. This Sublease is expressly subject to and conditioned upon the consent of landlord hereto.

         IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Sublease to be duly executed as of the day and year first above written.

SUBLESSOR:                                  SUBLESSEE:

ROEPNACK CORPORATION,                       GROUP LONG DISTANCE, a
Florida corporation                         Florida corporation

By: /s/ David W. Roepnack                    By: /s/ Glenn Koach
    ---------------------                       ---------------
Printed Name: David W. Roepnack              Printed Name: Glenn Koach
              ----------------------                       -----------
Title: President                             Title: President
       ---------                                    ---------
Date: October 5, 2000                        Date: October 5, 2000
      ---------------                              ---------------



                               LANDLORD'S CONSENT

         The undersigned as Landlord approves the foregoing Sublease Agreement.

Dated: October 16, 2000

J & B REAL ESTATE GROUP CO.

By: /s/ Jan Kuchnick
    ------------------------
     Jan Kuchnick, President